




                           Computation of Ratio of Earnings to Fixed Charges
           And The Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends

                                                                      Exhibit 12


Nine Months
                                                            Year Ended October 31,                         Ended July 31,
                                            -----------------------------------------------------         ----------------
Statement of operations data:                  1995       1996       1997        1998      1999            1999     2000
                                               ----       ----       ----        ----      ----            ----     ----
                                                               (in thousands)                                 (unaudited)

Net income (loss)...........................    $(36)     $(670)     $(878)     $(463)   $(1,289)         $(699)   $(1,608)
Interest expense............................       0          9          9          9         33              0          0
Net income (loss)...........................    $(36)     $(661)     $(868)     $(454)   $(1,256)         $(683)   $(1,608)
                                                ====      =====      =====      =====    =======          =====    =======


Fixed Charges & Preferred Dividends........

Interest expense...........................        0          9          9          9         33              0          0

Total Fixed Charges........................        0          9          9          9         33              0          0

Preferred Dividends........................        0          0          0          0         16             16        425
Preferred Accretion........................        0          0          0          0          0              0      1,742

Combined  Fixed Charges and preferred......
    Stock dividends........................        0          9          9          9         49              0      2,167
                                                   =          =          =          =         ==              =      =====


Total Fixed Charges (deficiency)...........      (36)      (670)      (878)      (463)    (1,305)          (699)    (3,775)